EXHIBIT 99.1

CONTACT: GTC Biotherapeutics, Inc. Thomas E. Newberry Vice President, Corporate Communications (508) 370-5374	Feinstein Kean Healthcare for GTC Biotherapeutics, Inc. Francesca DeVellis (investors) Barbara Askjaer (media) (617) 577-8110

GTC BIOTHERAPEUTICS PLANS TO RESPOND TO EMEA BY JULY 8, 2005

FRAMINGHAM, MA – April 25, 2005 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) plans to respond by July 8, 2005 to the European Medicines Agency’s (EMEA) List of Outstanding Issues generated during review of GTC’s Market Authorization Application (MAA) for ATryn® , its recombinant form of human antithrombin. This response date follows from meetings between GTC and the EMEA. The EMEA has accepted the response date as a formal extension of the MAA review schedule. Assuming timely filing of the response, GTC estimates that the EMEA could make a determination on the MAA before the end of October.

“We believe we had very constructive and valuable meetings with the agency recently and we are pleased that the EMEA has granted us this extension to complete our response to all outstanding issues,” noted Geoffrey F. Cox, Ph.D., GTC’s Chairman and Chief Executive Officer. “This provides us with the opportunity to bring our MAA to a successful conclusion and we will be continuing to work diligently towards this goal.”

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties. GTC expresses this protein in the milk of goats that have the human antithrombin gene linked to a milk-protein promoter. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in conventional production methods. Antithrombin is the first of a series of human plasma proteins that GTC is developing as recombinant products. Other recombinant human plasma proteins that GTC is developing include recombinant human albumin and recombinant human alpha-1 antitrypsin.

GTC recently announced that the United States Food and Drug Administration (FDA) has allowed GTC to begin a further clinical study of ATryn® for the hereditary antithrombin deficiency indication. A successful outcome of this study and a historical control comparison is expected to provide the clinical basis for filing a Biologics License Application with the FDA.

About GTC Biotherapeutics

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC currently has five products in its internal pipeline and a portfolio of external program production opportunities. GTC’s lead program is ATryn®, its recombinant form of human antithrombin. A Market Authorization Application is under review by the European Medicines Evaluation Agency for the use of ATryn® in patients with a hereditary antithrombin deficiency. In addition to the ATryn® program, GTC is developing a recombinant human albumin, a recombinant human alpha-1 antitrypsin, a malaria vaccine, and a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the anticipated time frame for the EMEA’s determination on the MAA for ATryn®, the prospects for the U.S. clinical trial of ATryn® and filing of a BLA in the U.S.. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the risks and uncertainties inherent in the performance of clinical studies and the actions of regulatory agencies. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.